UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THE FOLLOWING Q&A IS TO BE UTILIZED BY SENIOR OFFICERS, DIVISION
PRESIDENTS, DIVISION MARKET PRESIDENTS, CFOS, HUMAN RESOURCES
DIRECTORS AND CORPORATE HUMAN RESOURCES FOR COMMUNICATIONS
WITH EMPLOYEES IN CONNECTION WITH THE MERGER.
HCA Inc. Merger Agreement
Questions and Answers about Your Benefits
July 26, 2006
1.	If the merger is completed, how will it affect HCA stock?
Generally speaking, each share of common stock issued and outstanding before the closing of the transaction will automatically be cancelled and converted into a cash value.
2.	How will the merger affect my pay and benefits ... specifically where HCA stock is involved?
For pay and benefits, like the other parts of our organization, everything remains the same for now. Your compensation, medical and retirement benefits, for instance, continue uninterrupted and unchanged.
Over the next several months, as we move to become a private company, you may have questions concerning our stock-based benefit plans ... and what will happen if the merger transaction is completed later this year.
If, in fact, the transaction is completed, and HCA becomes a private company, we will be required to convert any stock-based pay and benefits to cash, using the same cash value conversion applied to other outstanding shares of common stock at the close of the transaction. At that time, we will address issues related to the conversion, such as investment changes, tax implications and vesting rules.
You will receive detailed information regarding this transaction as soon as possible after issues are reviewed and finalized.
HCA 401(k) PLAN
3.	I am currently investing in the HCA Stock Fund. May I change my investment election?
For now, the HCA Stock Fund will remain one of 12 investment options in the 401(k) Plan and the plan will continue to operate as it has in the past. Therefore, you may continue to invest in the Stock Fund or change your investment election at any time. Thus, you may continue to invest in the Stock Fund or change your investment election at any time.
4.	Will the transaction affect HCA Matching Contributions to the 401(k) Plan?
We do not anticipate any changes to Matching Contributions as a result of the merger.
5.	Do I need to take any action now?
No. You can continue investing in the 401(k) Plan as you do today.
6.	What will happen to the HCA Stock Fund if the transaction is completed?
If the transaction is completed, the Stock Fund will no longer be an option in the 401(k) Plan. Any monies in that fund will be converted to cash, using the same cash value conversion applied to other outstanding shares of common stock at the close of the transaction. The cash will then be invested in another 401(k) Plan investment option and you will receive information on how to transfer those monies to another option, should you so desire.
7.	How can I check to see what my HCA stock holdings are in the 401(k) Plan?
Log on to www.hcabenefits.com and click on the LifeTimes Connection link to access your personal information online. Or, you may call LifeTimes Connection at (800) 566-4114.

8.	What if I have other questions about the 401(k) Plan?
Until we complete the proposed merger, there are not answers to many of the questions you may have. LifeTimes Connection does not have additional information to provide regarding the merger.
HCA EMPLOYEE STOCK PURCHASE PLAN (ESPP)
9.	I am currently contributing to the ESPP. May I stop my contributions?
For now, the ESPP will continue to operate as it has in the past. You may continue your contributions or stop them at any time. However, you cannot increase your contributions.
10.   Do I need to take any action now?
No. If you are already enrolled, you can continue contributing to the ESPP as you do today.
11.	What will happen to the ESPP if the merger transaction is completed?
If the transaction is completed, the ESPP will be suspended. However, if you have shares in the plan, or if you have contributed funds to purchase shares, you will receive information about what you need to do.
12.	How can I check to see what my HCA stock holdings are in the ESPP?
Log on to www.hcabenefits.com and click on the Savings & Retirement link and choose “ESPP” or call ComputerShare at (866) 571-2093.
13.	What if I have other ESPP questions?
Until we complete the proposed merger, there are not answers to many of the questions you may have. ComputerShare does not have additional information to provide regarding the merger.
HCA RETIREMENT PLAN
14.	How does the proposed merger affect the HCA Retirement Plan?
Since the HCA Retirement Plan does not include any HCA stock, the proposed merger will not have a direct impact on that plan.
HCA STOCK-BASED COMPENSATION
15.	What about stock-based incentives and compensation such as restricted shares, stock options and the MSPP?
These plans affect a small number of affiliated employees. Information related to the disposition of shares and other equity plans will be forthcoming for the affected participants.
Important Additional Information Regarding the Merger will be Filed with the SEC
In connection with the proposed merger, HCA will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by HCA at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA stockholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.